Exhibit 5.1

[Letterhead of Mark Barnes Law PC]

August 19, 2013

Board of Directors

German American Bancorp, Inc.

711 Main Street

Jasper, Indiana 47546

Ladies and Gentlemen:

Mark Barnes Law PC, an Indiana professional corporation, and the undersigned attorney acting on behalf of such professional corporation, are acting as counsel to German American Bancorp, Inc., an Indiana corporation (“German American”) in connection with a proposed merger (the “Merger”) in which United Commerce Bancorp, an Indiana corporation (“UCBN”), would be merged with and into German American pursuant to an Agreement and Plan of Reorganization dated July 23, 2013, and an accompanying Plan of Merger (together, the "Plan").

We are also acting as counsel to German American in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) covering the offer and sale of up to 614,186 Common Shares, no par value, of German American (the “Shares”) that may be issued to shareholders of UCBN in the Merger in exchange for shares of UCBN.

In the course of our representation we have examined the Registration Statement (including the reports filed by German American with the Securities and Exchange Commission incorporated therein), the applications with respect to the Merger and related transactions that have been filed by German American or its bank subsidiary with Federal banking agencies as described by the Registration Statement (including the certified resolutions of German American’s and UCBN’s boards of directors filed as exhibits thereto), and the Plan.  We have also examined copies of German American’s Restated Articles of Incorporation and Restated Bylaws, and excerpts of minutes of meetings of its Board of Directors, in each case certified or otherwise identified to our satisfaction.  We have relied as to matters of fact upon the factual information set forth in the above documents.

We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies or as images transmitted to us via facsimile transmission or by electronic mail.  We have also assumed that:

A.	the shareholders of UCBN will duly approve the Plan by the requisite vote at the special meeting that is described by the Registration Statement, in accordance with the Plan and the Indiana Business Corporation Law;
B.	such UCBN shareholder approval will be accurately certified by the articles of merger that will be required to be filed with the Secretary of State of the State of Indiana with respect to the Merger under the Indiana Business Corporation Law in order to effect the Merger (the “Articles of Merger”); and
C.	such UCBN shareholder approval will remain in full force and effect through the time of filing of the Articles of Merger with the Secretary of State of the State of Indiana, and no action otherwise purporting to abandon the Plan or the Merger, as permitted (subject to any contractual rights) by the Indiana Business Corporation Law, will be taken by either German American or UCBN prior to the time of such filing of the Articles of Merger.

Based upon and subject to the foregoing, we are of the opinion that:

1)	the Shares have been duly authorized by German American; and
2)	if and when the Articles of Merger are duly completed and executed and presented to and filed with the Secretary of State of the State of Indiana, in accordance with and in the manner provided by the Plan and the Indiana Business Corporation Law, the Shares will be (effective at the effective time of the Merger as determined in accordance with such Articles of Merger and the Indiana Business Corporation Law) validly issued, fully paid and non-assessable.

This opinion is based upon the facts and laws as they exist on the date of this letter.  We disclaim any obligation to advise you of any changes in the facts or laws that may occur after this date.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our corporate name under the caption “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

MARK BARNES LAW PC

/s/ Mark B. Barnes
Mark B. Barnes, Attorney at Law